Exhibit (a)(5)(C)

EGI ACQUISITION EXTENDS TENDER OFFER FOR REWARDS NETWORK TO DECEMBER 13, 2010

CHICAGO, IL (December 6, 2010) — Equity Group Investments, L.L.C. (“EGI”), a private investment firm, announced today that EGI Acquisition, L.L.C. (“EGI Acquisition”) has extended the expiration date of its tender offer to acquire all of the shares of Rewards Network Inc. (“Rewards Network”) (NASDAQ: DINE) common stock not owned by EGI Acquisition to 12:00 midnight, New York City time, on Monday, December 13, 2010, unless further extended. The tender offer had been scheduled to expire at 12:00 midnight, New York City time, on Tuesday, December 7, 2010.  All other terms and conditions of the tender offer remain unchanged.

As of the close of business on December 3, 2010, a total of 3,694,647 shares of Rewards Network common stock had been tendered into the tender offer.

Contact

Terry Holt

312-466-3979

tholt@egii.com

About EGI

Equity Group Investments L.L.C. is a 40-year-old, Chicago-based private investment firm, which has equity investments across the globe in real estate, energy, logistics, transportation, media, and health care. EGI’s current holdings also include fixed-income investments in public and private companies.

Additional Information

This press release relates to the offer (the “Offer”) by EGI Acquisition, L.L.C. (“EGI Acquisition”) to acquire each issued and outstanding share of common stock of Rewards Network Inc. (“Rewards Network”) for $13.75 in cash. This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Rewards Network common stock, nor is it a substitute for the combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (including the Offer to Purchase, Letter of Transmittal and related documents and as amended from time to time, the “Tender Offer Documents”) previously filed by EGI Acquisition with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Tender Offer Documents. Stockholders of Rewards Network are urged to read these materials carefully because they contain important information about Rewards Network and the tender offer and merger.

Investors and security holders may obtain free copies of any documents filed by EGI Acquisition with the SEC through the website maintained by the SEC at www.sec.gov.  Free copies of any such documents can also be obtained by calling Innisfree M&A Incorporated toll-free at (877) 456-5834.

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